Exhibit 99.1
Summary of Stock Options for which Vesting was Accelerated

	Aggregate number of shares	Weighted average
	issuable upon accelerated	exercise price per
	stock options	share
Chief Executive Officer	767,952	$4.43
All other executive officers	792,454	$4.44
All other employees	1,446,193	$4.93

Total (1)	3,006,599	$4.67
(1) The accelerated stock options represent 13% of the Company’s outstanding stock options as of December 30, 2005.

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